Exhibit 99.2

Transcript: OCC –Q4 2017 Earning Conference Call - 12/20/17 9:00 AM

CORPORATE PARTICIPANTS

Lyle Weston - Joele Frank, Wilkinson Brimmer Katcher

Neil D. Wilkin - Optical Cable Corporation - Chairman, CEO and President

Tracy G. Smith - Optical Cable Corporation - CFO, SVP and Corporate Secretary

CONFERENCE PARTICIPANTS

John Deysher, Pinnacle

PRESENTATION

Operator

Good morning. My name is Brandy, and I'll be your conference operator today. At this time, I would like to welcome everyone to the Optical Cable Corporation fourth quarter and fiscal year 2017 earnings conference call. (Operator Instructions).

Mr. Weston, you may begin your conference.

Lyle Weston - Joele Frank, Wilkinson Brimmer Katcher

Good morning, and thank you all for participating on Optical Cable Corporation's fourth quarter of fiscal year 2017 conference call. By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy.

On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC, and Tracy Smith, Senior Vice President and Chief Financial Officer. Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release. These cautionary statements apply to the contents of the Internet webcast on www.occfiber.com as well as today's call. With that, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil D. Wilkin - Optical Cable Corporation - Chairman, CEO and President

Thank you, Lyle, and good morning, everyone.

I will begin the call today with a few opening remarks regarding our fourth quarter and fiscal year ended October 31, 2017. Tracy will then review the fourth quarter and full year results for the three-month and twelve-month periods ended October 31, 2017, in some additional detail. After Tracy's remarks, we will answer as many of your questions as we can.

As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call.

Optical Cable Corporation's fiscal year 2017 was a year of meaningful progress, market challenges and necessary adjustments. During fiscal 2017, the OCC team achieved meaningful progress executing on key strategic initiatives. In particular, we implemented sales, marketing and product initiatives designed to grow sales in targeted markets with the greatest growth opportunities, and maintain our strong market position in our other markets. As a result of these efforts, we achieved sales growth in certain targeted industrial and specialty markets─ sales growth that offset much of the weakness in military and wireless carrier markets, as well as declines in sales outside of the U.S. Importantly, we achieved sales growth with certain of our larger strategic distribution partners and with our distribution partners in total during fiscal 2017. Overall, our enterprise market sales remained stable in fiscal year 2017, particularly when compared to challenges seen by some of OCC's competitors.

We launched a number of new products during the year across each of our product categories including fiber optic cable, enterprise connectivity, and harsh environment and specialty connectivity. We also focused on operational initiatives designed to increase manufacturing efficiencies and affect process improvements. As a result, we were able to grow gross profit by 5.4% during fiscal year 2017, and increase our consolidated gross profit margin to 32.4% with increased gross profit margins across all product categories, including fiber optic cable, enterprise connectivity and harsh environment and specialty connectivity. All of this took place in a challenging market environment in which we overcame weakness in certain enterprise markets, particularly in the second half of fiscal year 2017, and weakness in our military and wireless carrier markets.

Despite these challenges, we ended fiscal year 2017 with top- and bottom-line financial results similar to those achieved in the prior year. At the same time, we made adjustments designed to improve our execution and achievement of our strategic objectives during fiscal year 2017, including hiring key new personnel and making organizational and team changes to drive top-line growth. We were also able to initiate new operational excellence programs at our fiber optic cable manufacturing facility toward the end of fiscal 2017, intended to result in future increased operational efficiencies.

We believe the actions taken in 2017 and our continued initiatives better position OCC for long-term success. As we look forward to fiscal 2018, we continue to execute on our strategies─accelerating sales and marketing initiatives in targeted markets and focusing on increasing operational efficiencies and process improvements─to drive top- and bottom-line growth.

As a result of OCC's continued efforts, we began to see increases in sales activity during fiscal year 2017. We are now also beginning to see increases in order volumes. Forward order load has increased during the first quarter of fiscal year 2018─particularly in the military and certain other specialty markets. As a result, we believe the first quarter of fiscal 2018 will likely show considerable sales growth compared to the same period last year.

OCC has a long history of successfully competing against much larger industry players─carving out and maintaining quite enviable market positions in our target markets and building loyalty among our customers and others who depend on our products. We are optimistic about our ability to continue our established strength in these markets.

Looking ahead, we've set aggressive and challenging growth goals for fiscal 2018 to take advantage of the operating leverage in our business. We are excited about capitalizing on the opportunities before us in fiscal year 2018 and executing our strategies to deliver value to shareholders. We are also confident in our ability to continue to meet the evolving product, innovation, service and solution needs of our customers and others counting on our products, and to provide the technical and application expertise on which they depend.

And with that, I will turn the call over to Tracy Smith, who will review some additional details regarding our fourth quarter and fiscal year 2017 financial results.

Tracy G. Smith - Optical Cable Corporation - CFO, SVP and Corporate Secretary

Thank you, Neil.

Consolidated net sales for fiscal year 2017 were $64.1 million, a decrease of less than 1% when compared to net sales of $64.6 million in fiscal year 2016. During fiscal year 2017, OCC's net sales in the enterprise market (including OEM) remained relatively stable, while OCC achieved increases in a number of industrial and specialty markets, compared to fiscal year 2016. These increases, however, were offset by decreases in net sales in the wireless carrier and military markets.

Consolidated net sales for the fourth quarter of fiscal year 2017 were $17.2 million compared to net sales of $17.3 million for the fourth quarter of fiscal year 2016. The company increased net sales in its enterprise markets in the fourth quarter of fiscal 2017, compared to the same period last year, but the increase was offset by a decrease in net sales in the specialty markets.

Sequentially, net sales continued to grow in the fourth quarter of fiscal year 2017, increasing 4.7% compared to net sales of $16.4 million in the third quarter of fiscal year 2016 (sic) [2017]. Net sales in the fourth quarter increased 8.6% and 17.8% as compared to net sales of $15.8 million and $14.6 million, respectively, for the second and first quarters of fiscal year 2017.

Turning to gross profit. Gross profit increased 5.4% to $20.8 million in fiscal year 2017 from $19.7 million in fiscal year 2016. Gross profit margin, or gross profit as a percentage of net sales, increased to 32.4% for fiscal year 2017, compared to 30.5% for fiscal year 2016. Gross profit was $5 million in the fourth quarter of fiscal year 2017, a decrease of 19.2% compared to gross profit of $6.2 million in the fourth quarter of fiscal year 2016. Gross profit margin was 29.2% in the fourth quarter of fiscal year 2017 compared to 35.9% for the same period in fiscal year 2016.

Gross profit margin improved in all categories of OCC's product offerings during fiscal year 2017, including fiber optic cable, enterprise connectivity and harsh environment and specialty connectivity, primarily due to a shift in product mix toward the sale of certain higher margin products compared to fiscal year 2016. Toward the end of fiscal year 2017, we started new manufacturing efficiency initiatives which we believe will benefit OCC in future periods.

SG&A expenses increased 5.8% to $22 million in fiscal year 2017 from $20.8 million in fiscal year 2016. SG&A expenses as a percentage of net sales were 34.3% in fiscal year 2017 compared to 32.1% in fiscal year 2016. SG&A expenses increased 3.9% to $5.5 million during the fourth quarter of fiscal year 2017, compared to $5.2 million for the fourth quarter of fiscal year 2016. SG&A expenses as a percentage of net sales were 31.7% in the fourth quarter of fiscal year 2017, compared to 30.3% in the fourth quarter of fiscal year 2016. The increase in SG&A expenses during fiscal year 2017 compared to fiscal year 2016 was primarily the result of increases in employee related costs, marketing expenses and legal fees.

Net loss attributable to OCC for fiscal year 2017 was $1.7 million, or $0.27 per basic and diluted share, compared to a net loss of $1.8 million, or $0.28 per basic and diluted share, for fiscal year 2016. OCC recorded a net loss of $589,000, or $0.09 per basic and diluted share, for the fourth quarter of fiscal year 2017, compared to net income of $761,000, or $0.11 per basic and diluted share, for the fourth quarter of fiscal year 2016.

As of October 31, 2017, we had outstanding borrowings of $5.7 million on our revolving credit note and $1.3 million in available credit. We also had outstanding loan balances of $6.7 million under our real estate term loans.

Also, our balance sheet remains strong. OCC's ratio of current assets to current liabilities was 6.5:1 as of October 31, 2017. During the year, we extended the maturity date of our real estate loans to May 2024, with a fixed interest rate of 3.95%, and our long-term debt to shareholders' equity ratio is relatively low compared to a number of our industry competitors.

Now I will turn the call back over to Neil.

Neil D. Wilkin - Optical Cable Corporation - Chairman, CEO and President

Thank you, Tracy.

At this time, if you have any questions, we are happy to answer them. Operator, if you could please indicate the instructions for our participants to call in any questions they may have, I would appreciate it.

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) Your first question comes from John Deysher of Pinnacle.

John Deysher

Hi, good morning. I have a couple of questions. First, in the fourth quarter, it was nice to see sales flat, but the gross profit declined by $1.2 million, which in our mind is significant. And I know it's due to a change in optical cable product mix, but, perhaps, you are selling more low-margin product and fewer high-margin products. But can we get a little more granular there as to exactly what's happening in that change in optical cable mix?

Neil D. Wilkin - Optical Cable Corporation - Chairman, CEO and President

Sure. I appreciate your question. There was, definitely, a product mix change. We generally don't comment on the specific details of which market categories of change that are resulting in those changes. What you need to realize about OCC's fiber optic cable, while it sounds like a fairly simple category, includes multiple markets that we're participating in, whether it's the enterprise market, the wireless carrier market, a lot of our specialty markets, including military, oil and gas, mining and other markets, in which we participate in. And depending on which market we're selling into as well as which types of products we're selling to those markets, we can see rather dramatic swings in our gross profit percentage. So fourth quarter was a little unusual, because we had some large orders in products that had lower margins that resulted in that swing. But that can just as easily swing the other way at any time from quarter-to-quarter. So I haven't given you the exact specifics of which markets and which products we're talking about, but hopefully, that gives you a better sense of what's going on. I don't think that it's a trend that you should be concerned about going forward. But it is something we'll see from time to time quarter-to-quarter.

John Deysher

Okay. That's helpful. So, so far in the new year, would you say that, that trend is continuing? Or is it an aberration unique to the fourth quarter?

Neil D. Wilkin - Optical Cable Corporation - Chairman, CEO and President

I think, specifically, based on what I know now, I can't comment on -- first of all, I can't really comment on gross profit margin in the first quarter, because that's difficult for us to see. What I can tell you is that, that -- those larger orders for that specific market that we saw in the fourth quarter, I don't expect to impact the first quarter in the same way they did in the second quarter. Now does that mean that the margins will automatically go up? I can't guarantee that. It's going to depend on what the mix ultimately plays out to be. But based on what we're seeing so far, it definitely would not be that same sort of product and that same sort of market that impacted the fourth quarter. And in the first quarter, we're also seeing, and I mentioned in my remarks and you'll see this in our filings, we've also seen an increase in our forward load volume, and we believe that's going to positively increase sales in the first quarter and that tends to, but there's no guarantee that it does, increases our -- tends to provide increased margin as we spread higher sales dollars over fixed costs.

John Deysher

Okay. Good. That's also helpful. And then, coming down to the SG&A, I think in the prepared remarks, there was comments about new hirings, health care costs, and was there something about legal costs in there as well?

Neil D. Wilkin - Optical Cable Corporation - Chairman, CEO and President

Correct. That's correct. Are you asking about...

John Deysher

Well, I'm asking what the legal costs related to?

Neil D. Wilkin - Optical Cable Corporation - Chairman, CEO and President

The legal costs, I don't know how much specifics we've gone into, but we had some increased fees related to some litigation on the acquisition of Applied Optical Systems. We had accrued -- those legal fees were essentially offset in the second quarter, correct?  In the second quarter related to a reversal of an accrual on an earnout that was made, and so while we had some increase in legal fees, we also had an offset in the second quarter of about $171,000.

John Deysher

Okay, so that litigation is ongoing regarding that acquisition?

Neil D. Wilkin - Optical Cable Corporation - Chairman, CEO and President

No. Well, we had some litigation that was ongoing, but most of that's wound down that -- we don't expect the legal fees to be at the same level. There's one matter that's still open, but we haven't been incurring significant legal fees associated with it.

John Deysher

Okay, so those legal fees should probably go down in the New Year, you're saying.

Neil D. Wilkin - Optical Cable Corporation - Chairman, CEO and President

That's what I would expect.

John Deysher

Thank you very much. And finally, when do you anticipate filing your 10-K?

Tracy G. Smith - Optical Cable Corporation - CFO, SVP and Corporate Secretary

We're hoping to file that shortly─ today.

John Deysher

Okay. Sometime today. Great, thanks for your responses.

Neil D. Wilkin - Optical Cable Corporation - Chairman, CEO and President

Thank you for your questions.

Operator

(Operator Instructions) And there are no other questions at this time.

Neil D. Wilkin - Optical Cable Corporation - Chairman, CEO and President

Thank you, operator. Lyle, are there any questions that were submitted by individual investors in advance of today's call?

Lyle Weston - Joele Frank, Wilkinson Brimmer Katcher

Neil, at this time, we do not have any questions submitted by individual shareholders.

Neil D. Wilkin - Optical Cable Corporation - Chairman, CEO and President

Okay. Well, with that, I would like to thank everyone for listening to our fourth quarter conference call today. As always, we appreciate your time and interest in OCC. During this holiday season, please remember those men and women in uniform defending freedom and protecting our country and our families. We thank them for their service and sacrifice and for their families' sacrifice. Happy holidays. Merry Christmas, and Happy New Year to all of you. And thank you for your continued interest in Optical Cable Corporation.

Operator

Thank you. That does conclude today's conference call. You may now disconnect.